EIGHTH AMENDMENT

TO

RAYONIER ADVANCED MATERIALS INC. RETIREMENT PLAN

(December 31, 2014 Restatement)

The Rayonier Advanced Materials Inc. Retirement Plan, originally effective as of June 27, 2014, as presently maintained under an amendment and restatement made effective as of December 31, 2014, is hereby amended, effective as of August 1, 2023 in the following respects:

1. Section 4.10(a) shall be amended to read as follows:

"4.10 Payment of Benefits

(a) Unless otherwise provided under an optional benefit elected pursuant to Section 4.06, the survivor's benefits available under Section 4.07, or the provisions of Section 4.10(e)(ii), all retirement allowances, vested benefits or other benefits payable under the Plan will be paid in monthly installments as of the first day of each month beginning with (i) the month in which a Member has reached his or her Normal Retirement Date and has retired from active service, (ii) the month in which a Member has reached his or her Postponed Retirement Date and has retired from active service, (iii) the month in which a Member, upon proper application, has requested commencement of his or her vested benefit or early retirement allowance, or (iv) the month in which benefits under an optional benefit under Section 4.06 or the survivor's benefits under Section 4.07 become payable, whichever is applicable. Such monthly installments shall cease with the payment for the month in which the recipient dies. In no event shall a retirement allowance or vested benefit be payable to a Member who continues in or resumes active service with the Company or an Associated Company for any period between his or her Normal Retirement Date and Postponed Retirement Date, except as provided in Sections 4.02(d), and 4.10(e)."

EXECUTED AT Jacksonville, FL, this 18, day of JUNE, 2023.

Rayonier Advanced Materials Inc.

By: [signature]

Title: CAO AND SVP, HR

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